Exhibit 99.1

Moleculin Announces Leading Virologist Joins Development Team
Follows discovery that active compound in WP1122 reduces in vitro replication of SARS-CoV-2
HOUSTON, April 15, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates, today announced that Dr. Dominique Schols of the Rega Institute has joined the Moleculin development team as a consultant.
The announcement follows on the heels of the discovery by researchers at the University of Frankfurt (https://www.researchsquare.com/article/rs-17218/v1) that 2 deoxy-D-glucose (2-DG, and the active compound in WP1122) inhibited SARS-CoV-2 replication in susceptible cell lines.
The Rega Institute of Medical Resarch, Belgium, is one of the premier medical research institutes in Europe and was responsible for breakthrough discoveries that led the fight against HIV, among others. Dr. Dominique Schols is Professor and Head of the Laboratory of Virology and Chemotherapy, Department of Microbiology and Immunology and Transplantation of the University of Leuven, Belgium.
"We are so fortunate to have someone of the caliber of Dr. Schols join our team," commented Walter Klemp, Chairman and CEO of Moleculin. "We believe Dominique’s depth of understanding and contacts throughout the virology community will prove invaluable in accelerating the development of WP1122 as a treatment for COVID-19 and other viral diseases."
Dr. Dominique Schols added: "WP1122 represents a novel approach of targeting the virus-induced host metabolism that is essential for the virus’s propagation. It also could be complementary to other current antiviral strategies. I am very excited to be working on this potentially game-changing technology."
About Moleculin Biotech, Inc.
Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, under investigation for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being developed for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional immune/transcription modulators, as well as WP1122, a compound capable of metabolism/glycosylation Inhibition.
For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements
Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1122 to demonstrate safety and efficacy in humans. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. The Company cautions investors not to place undue reliance on the interim results announced today.